EXHIBIT 99



Mark J. Bonney
Vice President, Finance & Administration, and
Chief Financial Officer
                                                          For Immediate Release
                                                          ---------------------


                ZYGO CORPORATION AND DIGITAL INSTRUMENTS, INC.
                  ANNOUNCE TERMINATION OF MERGER DISCUSSIONS

      Middlefield, Connecticut (October 8, 1997)...Zygo Corporation (NASDAQ:
ZIGO) and Digital Instruments, Inc. today announced their mutual decision to no longer pursue a merger of the two companies. This decision was reached after extensive discussions revealed an inability on the part of the companies to reach closure on a number of issues related to the proposed merger.

      Gary K. Willis, president and CEO of Zygo, commented, "We have all spent considerable time and effort in our attempt to conclude this proposed merger; however, we have mutually concluded that further discussions concerning the merger would no longer be fruitful." Mr. Willis added, "Zygo's shareowners can, of course, continue to count on all of our best efforts to continue to drive our company forward."

      Zygo Corporation designs, develops, manufactures, and markets high performance measurement and yield improvement instruments, systems, and accessories used in high technology industries. Zygo is based in Middlefield, Connecticut, and also has operations in Asslar, Germany; Longmont, Colorado; and in Newbury Park, Sunnyvale, and Simi Valley, California.



October 8, 1997   *     *     *